UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA, INC.

3101 JAY STREET

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 4, 2020

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands company, will be held on Thursday, June 4, 2020, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054 for the following purposes:

1.	To elect the three (3) nominees for Class II director named herein to hold office until the 2023 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2021.

3.	To approve, on an advisory basis, executive compensation.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement, which is available at www.edocumentview.com/AMBA. This notice, the Notice of Internet Availability, the Proxy Statement, the 2020 Annual Report, and the form of proxy are being made available to shareholders on or about April 23, 2020. We are providing access to our proxy materials over the Internet under the rules and regulations adopted by the U.S. Securities and Exchange Commission.

The record date for the Annual Meeting is April 13, 2020. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We are not aware of any other business to come before the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. We look forward to your attendance at the Annual Meeting.

Potential Impact of Coronavirus (COVID-19) Pandemic on Annual Meeting

We intend to hold the Annual Meeting in person. However, developments regarding the coronavirus (COVID-19) pandemic may impact our ability to do so. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in part by means of remote communication. We may also need to change the date or the time of the meeting. We will update shareholders through a press release and a filing with the Securities and Exchange Commission in the event of a change to the date, time or location of the Annual Meeting.

It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as such number will be required in order for shareholders to gain remote access to any meeting utilizing remote communication.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

April 23, 2020

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, please vote your shares as instructed in the Notice of Internet Availability, which is being mailed to you on April 23, 2020, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

Ambarella, Inc.

3101 Jay Street

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

In connection with the solicitation of proxies by the Board of Directors of Ambarella, Inc., a Cayman Islands company (the “Board”), and pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission, we are furnishing our proxy materials to shareholders for use at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, June 4, 2020, at 9:00 a.m. Pacific Time at our offices located at 3101 Jay Street, Santa Clara, CA 95054.

We have mailed the Notice of Internet Availability to all shareholders and beneficial owners of record as of the record date, April 13, 2020. All shareholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our 2020 Annual Report to Shareholders for the fiscal year ended January 31, 2020. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote over the Internet or by phone or how to request a paper copy of the proxy materials. This Proxy Statement and our 2020 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

We intend to hold the Annual Meeting in person as indicated above. However, developments regarding the coronavirus (COVID-19) pandemic may impact our ability to do so. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in part by means of remote communication. We may also need to change the date or the time of the meeting. We will update shareholders through a press release and a filing with the Securities and Exchange Commission in the event of a change to the date, time or location of the Annual Meeting. It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as such number will be required in order for shareholders to gain remote access to any meeting utilizing remote communication.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

Instead of mailing a paper copy of our proxy materials, we have provided access to our proxy materials over the Internet, which are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, the Notice of Internet Availability has been sent to our shareholders of record and beneficial owners as of the record date, April 13, 2020. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote via the Internet and how to request a paper copy of the proxy materials. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of shareholders on the environment.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang, Kevin C. Eichler and Michael Morehead as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting your shares by proxy, as instructed in the Notice of Internet Availability.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to shareholders and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on April 13, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 34,339,388 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of April 13, 2020. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on April 13, 2020, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by proxy over the Internet, by telephone, or by mail as instructed in the Notice of Internet Availability to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 13, 2020, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class II Director or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet, by telephone or by mail, as instructed in the Notice of Internet Availability. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 2, 2020 to be counted.

•	To vote through the Internet, go to http://www.envisionreports.com/AMBA to complete an electronic proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 2, 2020 to be counted.

•

To vote using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), simply complete, sign and date the proxy card and return it promptly in the envelope to be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive the Notice of Internet Availability from that organization rather than from Ambarella. Simply follow the voting instructions in the Notice of Internet Availability to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Matters to be Voted Upon

There are three matters scheduled for a vote at the Annual Meeting:

•	Election of the three (3) directors named as nominees for Class II director in this Proxy Statement to hold office until the 2023 Annual Meeting of Shareholders;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021; and

•	Approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a shareholder of record and you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized to vote your shares will vote:

•	FOR each of the three (3) nominees for Class II director named herein to hold office until the 2023 Annual Meeting of Shareholders;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021; and

•	FOR the approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should follow the voting instructions provided by your broker, bank other agent in order to instruct your broker, bank or other agent how to vote your shares.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the three (3) nominees for Class II director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval, including the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021, require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 34,339,388 shares outstanding and entitled to vote. As a result, shareholders holding at least 17,169,695 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) over the Internet, by telephone, by mail or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 3 (approval of the advisory vote on executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares as to those proposals. If your broker returns a proxy but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1 or Proposal 3, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1 or Proposal 3.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of the director, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important Notice Regarding Availability of Proxy Materials

This Proxy Statement and our 2020 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. Please promptly vote your shares as instructed in the Notice of Internet Availability. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Ambarella’s Board of Directors, or the Board, currently has eight (8) members. The authorized number of directors may be changed by resolution of the Board and the Board intends to increase the authorized number of directors to nine (9) members prior to the Annual Meeting. Vacancies on the Board may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board determines that the vacancies shall be filled by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•	Class I directors are Dr. Chenming C. Hu, Dr. Teresa H. Meng and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the annual meeting of shareholders to be held in 2022.

•	Class II directors are Leslie Kohn and D. Jeffrey Richardson and their current terms will expire at the upcoming Annual Meeting to be held on June 4, 2020.

•	Class III directors are Dr. Hsiao-Wuen Hon, Christopher B. Paisley and Andrew W. Verhalen and their current terms will expire at the annual meeting of shareholders to be held in 2021.

The Board, upon the recommendation of the nominating and corporate governance committee, has selected Mr. Kohn, Mr. Richardson and Ms. Schwarting as nominees for election as Class II directors at the upcoming Annual Meeting. Ms. Schwarting is not currently a member of the Board and is standing for election for the first time. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the three (3) nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The three (3) nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors and will serve until the annual meeting of shareholders to be held in 2023 or until their successors are elected and qualified.

The names of the nominees for election as Class II directors, who have been nominated by the Board, and the names of the continuing directors not up for election at the Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings (if applicable), and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should continue to serve on the Board, are set forth below.

Names of Nominees for Class II Directors	Age	Position(s)
Leslie Kohn	63	Chief Technology Officer and Director
D. Jeffrey Richardson (1)(2)(3)	55	Director
Elizabeth M. Schwarting	57	Director Nominee

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Leslie Kohn has served as our Chief Technology Officer and a member of our Board since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube

Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our Board, including his role in developing our technology, his leadership as our co-founder and his years of experience in the digital video industry.

D. Jeffrey Richardson has been a member of our Board since March 2014. Mr. Richardson served as a senior executive of LSI Corporation (“LSI”), a semiconductor company, from 2005 until LSI’s acquisition by Avago Technologies Company in May 2014, including most recently serving as Executive Vice President and Chief Operating Officer. He earlier served as General Manager of the Semiconductor Solutions Group, Executive Vice President of the Networking and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and as Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson currently serves on the board of directors of Lattice Semiconductor Corporation, a semiconductor company, and also served on the board of directors of Volterra Semiconductor Corporation, a provider of power management semiconductors, from April 2011 to October 2013. Mr. Richardson received a B.S. degree in electrical engineering from the University of Colorado Boulder. We believe that Mr. Richardson possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as Chief Operating Officer of LSI and senior management positions with LSI and Intel, and as a board member of Lattice and Volterra.

Elizabeth M. Schwarting has been nominated by the Board for election to the Board at the upcoming Annual Meeting. Since October 2015, Ms. Schwarting has been the Principal Member of DBS Ventures, LLC. where she serves as a consultant for various audiences relating to the automotive market, including automotive technology (with a special emphasis on ADAS/Automated Driving), regulatory trends and business development. From 2009 to 2015, Ms. Schwarting served as Vice President of the Electronic Controls business unit for Delphi Corporation (now Aptiv PLC), an automotive parts company. As a member of the Executive Committee, she led a global team responsible for the Automotive ADAS and Safety Electronics product lines, the Body Electronics and Security product lines as well Power Electronics (for Hybrid and Electric Vehicles). From 1999 to 2009, Ms. Schwarting held several leadership positions at Delphi, including Vice President, Safety Systems, Global Director, Sales and Marketing, and General Motors Global Customer Director. Prior to joining Delphi, Ms. Schwarting held the position of General Manager and Vice President, Strategic Accounts for Eastman Kodak Company within the Consumer Imaging Division. We believe that Ms. Schwarting possesses specific attributes that qualify her to serve as a member of our Board, including her extensive managerial experience in the automotive industry in senior management positions with Delphi, as well as her sales and customer management experience with Eastman Kodak.

Names of Continuing Directors	Age	Position(s)
Hsiao-Wuen Hon, Ph.D (2)	56	Director
Chenming C. Hu, Ph.D. (1)(2)	72	Director
Teresa H. Meng, Ph.D (2)	59	Director
Christopher B. Paisley (1)(3)	67	Director
Andrew W. Verhalen (3)(4)	64	Director
Feng-Ming (Fermi) Wang, Ph.D.	56	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Hsiao-Wuen Hon, PhD. has been a member of our Board since August 2017. Dr. Hon is currently the Corporate Vice President, Asia-Pacific R&D Group Chairman of Microsoft Corporation (“Microsoft”), a position he has held since October 2015. Previously, beginning in November 2007, he served as Managing Director of Microsoft Research Asia. Dr. Hon has been employed at Microsoft since 1995 in various capacities, including Deputy Managing Director of Microsoft Research Asia, Chief Architect of the Natural Interaction Service Division, and Principal Researcher. Prior to joining Microsoft, Dr. Hon served as Technology Director of the Apple-ISS Research Center on behalf of Apple Corporation. Dr. Hon received a Bachelor of Science degree in Electrical Engineering from National Taiwan University, a Master of Science degree in Computer Science, Artificial Intelligence from Carnegie Mellon University, and a Ph.D. degree in Computer Science, Artificial Intelligence, Speech Recognition from Carnegie Mellon University. We believe that Dr. Hon possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in artificial intelligence and managerial experience in the technology industry as Corporate Vice President, Asia-Pacific R&D Group Chairman of Microsoft.

Chenming C. Hu, Ph.D. has been a member of our Board since November 2011. Since 1976, Dr. Hu has been a professor in electrical engineering and computer sciences at the University of California, Berkeley, where he has been the TSMC Distinguished Chair Professor Emeritus and Professor in the Graduate School since 2010. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu also serves on the board of directors of Inphi Corporation, a fabless semiconductor company, and ACM Research, Inc., a semiconductor equipment producer. Dr. Hu previously served as a director of Fortinet, Inc. from 2012 to 2015, and SanDisk Corporation from 2009 to 2016, when it merged with Western Digital Corporation. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of current technology trends and developments.

Teresa H. Meng, Ph.D. has been a member of our Board since October 2018. Dr. Meng is a Professor Emerita and was the Reid Weaver Dennis Professor of Electrical Engineering at Stanford University until 2013, focusing on low-power circuit and system design, video signal processing, and wireless communications. Dr. Meng took leave from Stanford in 1998 and founded Atheros Communications Inc., a provider of semiconductor system solutions for wireless network communications products, after which she returned to Stanford in 2000 to continue her teaching and research. Atheros Communications was acquired by Qualcomm Incorporated in 2011. Dr. Meng currently serves as a consultant and member of the advisory board of Atmosic Technologies. Dr. Meng is a Fellow of the IEEE and a member of the National Academy of Engineering. She holds a B.S degree in Electrical Engineering from National Taiwan University and M.S. and Ph.D. degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley. We believe that Dr. Meng possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in low-power circuit and system design and video signal processing, as well as her experience in the technology industry as a founder of Atheros Communications.

Christopher B. Paisley has served as a member of our Board since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Equinix, Inc., a provider of network colocation, interconnection and managed services, Fastly, Inc., a cloud computing services provider, and Fortinet, Inc., a provider of unified threat management solutions. Mr. Paisley has decided to not stand for re-election to the board of Fitbit, Inc., a connected health and fitness company, at the end of the current term in May 2020, and so his service on that Board will end at that time. Mr. Paisley also served on the board of directors of Volterra Semiconductor Corporation, a provider of power management semiconductors, from April 2002 to October 2013, and YuMe, Inc., a digital media advertising company, from November 2012 to February 2018. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley possesses specific attributes that qualify him to serve as a member of our Board, including expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has over 15 years of outside board experience, which includes serving as audit committee chairman, at numerous public and private companies.

Andrew W. Verhalen has been a member of our Board since January 2004. Mr. Verhalen has served as a General Partner of Matrix Partners, a venture capital firm, since 1992. He currently serves on the board of directors of several private technology companies in which Matrix Partners has invested and has served in the past on six public technology company boards of directors. Prior to joining Matrix Partners, Mr. Verhalen was an executive at 3Com Corporation from July 1986 through November 1991. He served as Vice President and General Manager of the Network Adapter Division for three years and as a Director or Vice President of Marketing for two years. From July 1981 to July 1986, Mr. Verhalen served in various marketing and strategic planning roles at Intel Corporation. Mr. Verhalen holds a B.S.E.E. degree, a M.Eng. degree and a M.B.A. from Cornell University. We believe that Mr. Verhalen possesses specific attributes that qualify him to serve as a member of our Board, including his experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, providing us with insight into our industry and target markets, as well as his past experience serving on the boards of directors of six public technology companies.

Feng-Ming (Fermi) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002, when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company, from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our Board, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Vote Required

The three (3) nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors. Unless otherwise indicated, all proxies received will be voted “FOR” each of the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above as Class II directors of Ambarella.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

The Board is currently composed of eight members. The Board and its committees met throughout the year on a set schedule and held special meetings from time to time as appropriate. The Board held five meetings during the 2020 fiscal year. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his or her tenure in fiscal year 2020. Our non-management directors meet in regularly scheduled sessions without the presence of management in executive sessions. The lead independent director of the Board presides over each such executive session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, the Board has determined that Hsiao-Wuen Hon, Chenming Hu, Teresa Meng, Christopher Paisley, Jeffrey Richardson, and Andrew Verhalen, representing a majority of our directors, are independent directors under the rules of NASDAQ. The Board has also determined that Elizabeth Schwarting, director nominee, would be an independent director under the rules of NASDAQ. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Ambarella that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Feng-Ming (Fermi) Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, and Leslie Kohn, Ambarella’s Chief Technology Officer, are not independent directors by virtue of their employment with Ambarella.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. The lead independent director presides over periodic meetings of our independent directors, has the responsibility of raising issues with management on behalf of the outside directors when appropriate and oversees the function of the Board and committees, among other responsibilities. Mr. Verhalen has served as our lead independent director since June 2017. The Board has determined that Mr. Verhalen qualifies as an independent director under the rules of NASDAQ.

We believe that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Board Committees

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Ambarella. We intend to comply with future requirements as they become applicable to us. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com. Each committee has the composition and responsibilities described below.

Audit Committee

The audit committee is currently composed of three directors: Dr. Hu, Mr. Paisley and Mr. Richardson. Mr. Paisley serves as the chairman of the committee. The audit committee met five times during fiscal year 2020.

The responsibilities of our audit committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that Mr. Paisley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as a chief financial officer for public reporting companies, his service on the audit committees of other publicly traded companies, as well as his role as a professor in the field of accounting and finance. The Board has determined that Mr. Paisley’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Compensation Committee

The compensation committee is currently composed of four directors: Dr. Hon, Dr. Hu, Dr. Meng, and Mr. Richardson. Mr. Richardson serves as the chairman of the committee. The compensation committee formally met five times during fiscal year 2020, and committee members also met informally on several occasions to review matters relevant to the compensation of our executive officers.

The responsibilities of our compensation committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•	reviewing and approving or recommending to the Board changes with respect to the compensation levels of our chief executive officer and other executive officers;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently composed of three directors: Mr. Paisley, Mr. Richardson and Mr. Verhalen, who currently serves as the chairman of the committee. The nominating and corporate governance committee met three times during fiscal year 2020.

The responsibilities of our nominating and corporate governance committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, Dr. Hon, Dr. Hu, Dr. Meng, and Mr. Richardson served as members of the compensation committee. None of the members of our compensation committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Evaluation of Board and Director Performance

The Board believes that a regular evaluation process is an essential component of strong corporate governance practices. The nominating and corporate governance committee oversees an evaluation process to evaluate Board effectiveness and aid in succession planning. This process consists of a full Board evaluation as well as evaluations of each of the Board’s standing committees. The evaluations, which are distributed and obtained through outside counsel to promote candidness, seek feedback on Board and committee performance, chairman performance, processes, effectiveness, and opportunities for improvement. The questionnaires are designed to solicit feedback on a range of topics, including overall Board and committee dynamics, leadership, meeting agenda topics, information flow and access to management, director preparation and participation, and succession planning. The results of the evaluations are reviewed and discussed with the Board and its committees.

In addition to the Board and committee evaluation process, in fiscal year 2020 the nominating and corporate governance committee conducted a skill set survey of the current Board members. This survey solicited feedback on areas such as public board experience, relevant industry experience, market sector experience, and technical skills, including technology, accounting/finance, marketing/sales, public relations, strategy development, mergers and acquisitions, human resource management, and risk management and governance. The Board used the survey responses to evaluate the experience and expertise of the existing Board members and to identify the skills and characteristics of future director candidates, including Ms. Schwarting.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by shareholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and their willingness and ability to devote sufficient time to effectively carry out their duties as a director.

Prior to each annual meeting of shareholders, the nominating and corporate governance committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of the Board, by any executive search firm engaged by the nominating and corporate governance committee and by shareholders. The nominating and corporate governance committee retained an executive search firm to assist in sourcing potential candidates for our Board, including Ms. Schwarting. Upon review of Ms. Schwarting’s skills and characteristics, including an evaluation of the criteria described above, the nominating and corporate governance committee recommended Ms. Schwarting to the Board for selection as a nominee.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our annual meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and otherwise comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with previous year’s annual meeting of shareholders. However, if we did not hold an annual meeting of shareholders in the prior year or if the date of the annual meeting of shareholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting of shareholders, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the annual meeting of shareholders and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. We received no director nominees from our shareholders for the upcoming Annual Meeting. Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3101 Jay Street, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3101 Jay Street, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	selecting suppliers and fostering partnerships;

•	protection and proper use of Company assets; and

•	payments to government personnel and political contributions.

The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer and Senior Financial Officers is available to shareholders on the investor relations portion of Ambarella’s website at www.ambarella.com. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

DIRECTOR COMPENSATION

Our non-employee directors receive compensation consisting of annual cash retainers for service on our Board and its standing committees, as well as equity grants awarded on an annual recurring basis as they remain a member of the Board. Non-employee directors joining the Board may also receive an equity grant in connection with their appointment to the Board. If elected to the Board, Ms. Schwarting is expected to receive compensation on the same terms as our other non-employee directors, including an equity grant.

Our compensation committee periodically reviews compensation for our non-employee directors, including review of competitive practices provided by our compensation consultant. Our compensation committee last modified our non-employee director compensation program for fiscal year 2017 compensation. We believe our non-employee director compensation program provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors.

Cash Retainers. During fiscal year 2020, our non-employee directors received an annual retainer of $35,000, prorated for partial service in any year and paid in cash. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $4,000, respectively. The individual acting as lead independent director, if any, receives an additional $15,000 annually for serving in that role. Cash retainers are paid in arrears at the end of each quarter for service during the previous quarter.

Stock Compensation. For fiscal year 2020, the equity award compensation structure for our non-employee directors generally remained the same as was adopted for fiscal year 2017 and was continued for subsequent years. Each continuing director received a restricted stock unit award with an initial grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of approximately $200,000 vesting quarterly over 12 months following grant, subject to continued service through the applicable vesting dates. Accordingly, on September 3, 2019, each of the non-employee directors who were then serving on the Board received a restricted stock unit award covering 3,431 shares.

Equity awards granted to our non-employee directors are subject to the terms and conditions of our 2012 Equity Incentive Plan (the “Plan”) which provides an annual limit of $500,000 on the total value of equity compensation that may be paid to each continuing non-employee director under the Plan. The Plan also provides an annual limit of $1,000,000 on the total value of equity compensation that may be paid to a new director in connection with being named to the Board. For these purposes, the value of an equity compensation award is determined as grant date fair value, which is determined in accordance with U.S. generally accepted accounting principles. Under the terms of the Plan, if awards, including those of our non-employee directors, are not assumed or substituted for in the event of a merger of change in control of the Company, all awards accelerate in full, and for awards with performance-based vesting, all performance goals or other vesting criteria are deemed achieved at 100% of target levels and all other terms and conditions met. The Plan also provides that if equity awards granted to non-employee directors are assumed or substituted for in a change in control but, on or after such assumption or substitution, the individual’s status as a director (or director of the successor) is terminated other than by a voluntary termination not requested by the acquirer, the non-employee director’s equity awards immediately vest in full.

Stock Ownership Guidelines. The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. We maintain stock ownership guidelines that apply to our executive officers and non-employee directors. This policy requires non-employee directors to attain and maintain a minimum share ownership level equal to at least five times the annual cash retainer, i.e., $175,000 within five years of becoming a director. As of January 31, 2020, all of our non-employee directors satisfy the equity ownership guidelines.

Director Compensation for Fiscal Year 2020

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2020. The table excludes Mr. Kohn and Dr. Wang, who did not receive any additional compensation from us in their roles as a director because they are employees of Ambarella.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)		Total ($)
Hsiao-Wuen Hon	$41,000	$199,993	(3)	$240,993
Chenming C. Hu	$51,000	$199,993	(4)	$250,993
Teresa H. Meng	$41,000	$199,993	(5)	$240,993
Christopher B. Paisley	$54,000	$199,993	(6)	$253,993
D. Jeffrey Richardson	$59,000	$199,993	(7)	$258,993
Andrew W. Verhalen	$57,500	$199,993	(8)	$257,493

(1)	The dollar amounts in this column represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended January 31, 2020.
(2)	Represents restricted stock unit awards for 3,431 ordinary shares granted on September 3, 2019 to all non-employee directors.
(3)	As of January 31, 2020, Dr. Hon held an outstanding restricted stock unit award covering 2,574 shares.
(4)	As of January 31, 2020, Dr. Hu held unexercised options to purchase 6,667 shares, and an outstanding restricted stock unit award covering 2,574 shares.
(5)	As of January 31, 2020, Dr. Meng held an outstanding restricted stock unit award covering 2,574 shares.
(6)	As of January 31, 2020, Mr. Paisley held unexercised options to purchase 13,777 shares, and an outstanding restricted stock unit award covering 2,574 shares.
(7)	As of January 31, 2020, Mr. Richardson held unexercised options to purchase 16,111 shares, and an outstanding restricted stock unit award covering 2,574 shares.
(8)	As of January 31, 2020, Mr. Verhalen held unexercised options to purchase 11,110 shares, and an outstanding restricted stock unit award covering 2,574 shares.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2021, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the audit committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2019 and 2020, respectively, all of which were approved by the audit committee:

	Fiscal Year Ended January 31,
	2020 ($)	2019 ($)
Audit Fees (1)	1,427,500	1,418,850
Audit-Related Fees	—	—
Tax Fees (2)	65,850	66,000
All Other Fees (3)	2,700	2,700

Total Fees	1,496,050	1,487,550

(1)

Audit Fees. The aggregate fees billed for the fiscal years ended January 31, 2020 and 2019 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our interim consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, services rendered in connection with registration statements on Form S-8, comfort letters and other matters related to the SEC.

(2)

Tax Fees. The aggregate fees billed for the fiscal years ended January 31, 2020 and 2019 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business.

(3)	All Other Fees consists of fees for access to online accounting and tax research software applications and data.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the audit committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE1

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The audit committee has discussed with the independent registered public accountants matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The audit committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chenming C. Hu

D. Jeffrey Richardson

[1]

The material in this report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers. At our annual meeting of shareholders held in 2015, the Company’s shareholders approved, on an advisory basis, soliciting a shareholder advisory vote on the compensation of our named executive officers on an annual basis and the Company holds such advisory votes on the compensation of our named executive officers annually. Accordingly, this year we again are asking our shareholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information about shareholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future. After the “say on pay” vote at this year’s annual meeting of stockholders, the next “say-on-pay” vote will be scheduled to occur at the Company’s annual meeting of stockholders in 2021.

Please see the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 23, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and shareholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the following resolution:

RESOLVED: That the shareholders of Ambarella, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed in the Proxy Statement furnished for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.

Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers and their respective ages as of March 31, 2020. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	56	Chairman of the Board of Directors, President and Chief Executive Officer
Leslie Kohn	63	Chief Technology Officer and Director
Kevin C. (Casey) Eichler	60	Chief Financial Officer
Yun-Lung (Michael) Chen	55	Vice President, Business Development
Christopher Day	56	Vice President, Marketing and Business Development

Feng-Ming (Fermi) Wang and Leslie Kohn. For brief biographies of Dr. Wang and Mr. Kohn, please see “Proposal 1 – Election of Class II Directors” above.

Kevin C. (Casey) Eichler has served as our Chief Financial Officer since August 2018. Prior to joining Ambarella, Mr. Eichler most recently served as President and Chief Financial Officer of Ultra Clean Holdings, Inc. from March 2015 to July 2016 and as Executive Vice President and Chief Financial Officer from July 2009 to February 2015, where he oversaw all the financial reporting for the company, as well as business development and key customer relationships. Prior to joining Ultra Clean Holdings, Mr. Eichler was the Senior Vice President and Chief Financial Officer of Credence Systems Corporation from January 2008 to November 2008, Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc. from March 2006 to December 2007, and Vice President and Chief Financial Officer of MIPS Technologies Inc. from June 1998 to February 2006. Prior to that, he held management positions with several technology companies, including Visigenic Software, NeXT Software and Microsoft. Mr. Eichler holds a Bachelor of Science degree in accounting from St. John’s University.

Yun-Lung (Michael) Chen has served as our Vice President, Business Development since June 2011, and was Sr. Director of Sales from January 2005 to June 2011. Prior to joining Ambarella, Mr. Chen was Director of Sales for Marvell Technology, a semiconductor company, from December 2002 to October 2003. From October 1997 to October 2002, Mr. Chen served as Director of Sales for Wintech Microelectronics, a distributor of electronics. Mr. Chen holds a B.S. degree in industrial engineering from Tung Hai University in Taiwan.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February 2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation programs and policies for our named executive officers (“NEOs”) for fiscal year 2020, ended January 31, 2020. Our NEOs for fiscal year 2020 were:

Name	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	Chairman of the Board of Directors, President and Chief Executive Officer (“CEO”)
Leslie Kohn	Chief Technology Officer and Director
Kevin C. “Casey” Eichler	Chief Financial Officer
Yun-Lung (Michael) Chen	Vice President, Business Development
Christopher Day	Vice President, Marketing and Business Development

The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in fiscal year 2020.

Executive Summary

Shareholder Outreach

Prior to 2018, our shareholders showed strong support for our executive compensation program, and that support guided our compensation committee in making its decisions. The Say on Pay vote at our 2018 annual meeting of shareholders, however, received significantly lower support (56.4%) than prior votes. In response to the lower level of support, we actively engaged in a shareholder outreach program to solicit feedback relating to executive compensation and corporate governance practices. The feedback we received from shareholders informed the compensation committee’s deliberations and decisions, resulting in the adoption of significant changes for our fiscal year 2020 NEO compensation programs:

•	Revised the annual bonus program to include strategic objectives, equally weighted with revenue and operating profit metrics.

•	Revised equity program to eliminate annual performance metrics and utilize only a three-year relative TSR metric.

•	Revised equity program to be 50% RSUs and 50% PRSUs for all NEOs.

•	Revised peer group to more closely align with the Company’s market cap, revenues, industry and growth profile.

We believe these changes better align executive pay with Company performance, focus the management team on achieving objectives that support the Company’s business transformation and emphasize long-term value creation. These changes were anticipated in our proxy statement for the 2019 annual meeting, at which our Say on Pay vote received strong support of approximately 93%. In light of such support, we have maintained these structural changes for fiscal year 2021.

Fiscal Year 2020 Business Highlights.

We are a leading developer of semiconductor solutions that enable high-definition, or HD, and Ultra HD video capture, analysis, sharing and display. Historically, we primarily focused on providing video and image processors for specialized professional and consumer camera devices, such as internet protocol, or IP, security cameras, wearable sports cameras, drone cameras and aftermarket automotive video recorders. Over the last several years, our development efforts have focused on creating advanced artificial intelligence, or AI, computer vision, or CV, algorithms and high-performance, low-power hardware platforms to enhance processing acceleration, which we refer to as our CVflow™ architecture. The CVflow architecture supports a variety of CV algorithms, including stereovision, object identification and motion detection, obstacle detection and avoidance, terrain mapping technology and face recognition, and allows customers to differentiate their products by porting their own algorithms and neural networks to our CVflow-based chips. This CV technology, combined with our traditional video and image processing technology, is allowing us to address a broader range of markets and applications, including the OEM automotive market and industrial and robotics applications, which we believe will be critical to our long term growth.

Our business transformation to CV-centric products continued in fiscal year 2020. Between January 2018 and January 2019, we introduced our first four CV based SoCs to enable our customers to develop intelligent camera systems for a variety of markets at different feature levels. We focused our initial marketing efforts with these new SoCs on the professional IP security market, which tends to have a faster rate of adoption for new video processing technology. However, with our expanded portfolio of CV solutions, we are now targeting the professional IP security market, the home security and monitoring market, the OEM automotive market, as well as industrial and robotics applications. In the automotive market, our solutions address six different camera systems: video recorders, in-cabin and driver monitoring cameras, electronic mirrors, surround view monitoring, front camera advanced driving assistance systems (ADAS), and autonomous driving systems.

We have discussed that we anticipate three initial waves of revenue from our new CV solutions. A first wave from adoption of our CV solutions in the professional IP security camera market, followed by a wave from the adoption of our solutions in the home security and monitoring market, and finally a wave from adoption by the automotive market. Our success in achieving these three waves is dependent upon continued timely research and development of new CV technology and solutions, as well as securing design wins with customers across these primary markets and getting the customers into production with our solutions.

In fiscal year 2020, we made substantial progress against our objectives, including:

•	Announcing our initial Automotive Safety Integrity Level (ASIL) compliant solutions, the CV2FS and CV22FS, for automotive safety applications, such as ADAS and self-driving applications;

•	Achieving production status with more than five professional IP security customers with our CV solutions;

•	Achieving initial CV design wins in the home security and monitoring market;

•	More than 100 different customers purchasing engineering parts, evaluation kits and/or development boards for our AI computer vision products; and

•	Demonstrating our own stereo vision autonomous driving testing in California and Italy.

Transitioning to new markets and new customers presents significant challenges. For our transformation to be successful, we believe it is important to establish not only the robustness and competitiveness of our technology, but also that the Company is prepared to be a supplier to these markets. The automotive OEM market, in particular, tends to be more conservative than our traditional camera markets and places greater emphasis on quality and reliability. Exiting fiscal year 2020, we believed that we were well positioned to begin to capitalize on our CV-related efforts, in light of the number of companies that have gone into production with our CV solutions as well as the number of customers that purchased engineering parts, evaluation kits and/or development boards in fiscal year 2020. The COVID-19 pandemic, however, has created a significant amount of uncertainty and will likely continue to create uncertainty well into the 2020 calendar year and may have a negative impact on our financial results if the pandemic progresses in ways that significantly disrupt the manufacture, shipment and buying patterns of our products or the products of our customers.

Our executive compensation programs support our long-term strategy, and furthermore, adapt and pivot based on business needs and changes in our strategy. Continuity of leadership is critical during this juncture of our transformation and the compensation committee of our Board (the “compensation committee”) has sought to adapt our compensation programs around strategic initiatives that are critical to our future success. As we strive to balance short-term retention needs against longer-term pay for performance objectives, we have taken in feedback from shareholders and proxy advisors and implemented changes in its executive compensation for fiscal year 2020 and beyond.

Fiscal Year 2020 Executive Compensation Highlights.

In fiscal year 2017, the compensation committee undertook a holistic review of our executive compensation programs, resulting in several changes implemented in fiscal year 2018. These programs were adjusted for fiscal year 2019 and then further adjusted in fiscal year 2020 to address feedback from shareholders and proxy advisors and to align with market pay levels. The largest portion of executive compensation continues to be variable and tied directly to the achievement of annual and longer-term strategic and financial goals. Key compensation highlights from fiscal year 2020 include:

•

No increase in CEO equity target. In fiscal year 2019, the compensation committee reduced our CEO’s target equity pay, the largest component of our compensation structure, by 15% after a review of market pay levels. This reduced level of target equity pay was maintained for fiscal year 2020.

•	Reduction in annual executive bonus pool target: In fiscal year 2020, the total size of the target pool available for executive bonuses was reduced 10% year-over-year.

•

Annual bonus based on strategic objectives and financial targets. Based in part on feedback from shareholders, annual strategic objectives were implemented into the annual bonus program alongside the Company’s traditional revenue and operating profit metrics. Based upon the Company’s fiscal year 2020 performance, the executive bonus pool was funded at 161% of target, primarily driven by increased revenue and operating profit against target:

•

Revenue was $228.7 million versus a target of $205.5 million, resulting in a payout of 157%. In setting the revenue target, the compensation committee acknowledged that the target was below the prior year’s revenue but noted that the Company continued to be in the midst of its transition to markets focused on CV applications and there was substantial concern of disruption among the Company’s large China IP security camera customers due to new US regulations and the brewing trade dispute between the US and China. The higher than target revenue was primarily attributable to higher revenue from the home security and monitoring portion of the IP security camera market, primarily in the North America region, and the sports camera market.

•

Operating profit, before bonus accruals was $19.59 million versus a target of $2.30 million, resulting in a payout of 189%. In setting the operating profit target, the compensation committee acknowledged that the target was below the prior year’s operating profit, but noted that revenue was anticipated to be lower than the prior year and to achieve the Company’s long-term objectives required the Company to continue to invest in its development of CV technology and solutions. The higher than target operating profit was primarily due to the increased revenue mentioned above.

•	The Company achieved 3.75 of 5 possible strategic objectives, resulting in a payout of 137.5%.

•	Increased focus on long-term performance in fiscal year 2020 equity design:

•	Removed annual strategic goals from PRSU program, and used only a three-year relative TSR performance metric.

•	Implemented a 50/50 split between time-based RSUs and performance-based PRSUs for all NEOs. Previously, PRSUs made up only 30% of the mix for NEOs other than the CEO, and RSUs made up 70% of the mix.

•

Modified the Company’s compensation peer group. Based in part on feedback received from shareholders and proxy advisors, the Company’s compensation peer group was modified for fiscal year 2020 to more closely align with the Company’s size, industry and growth profile. As a result, six companies were removed from the peer group and replaced with six companies that better align with the Company’s size and industry.

Implementing Shareholder Feedback in Fiscal Year 2020 Compensation Structure.

Since our first annual Say on Pay vote in 2015, shareholders historically have shown strong support for our executive compensation program, with votes ranging between 93.3% to 95.8% of votes cast, which guided our compensation committee in making its decisions. Our Say on Pay proposal at our 2018 annual shareholder meeting, which took place during our 2019 fiscal year, received 56.4% shareholder support. In response to this lower level of support, we engaged in a shareholder outreach program to solicit feedback relating to executive compensation and corporate governance practices. The feedback we received from shareholders informed the compensation committee’s deliberations and decisions, resulting in the adoption of significant changes for our fiscal year 2020 NEO compensation programs, including:

•

Revised the annual bonus program for fiscal year 2020 to include strategic objectives, equally weighted with the Company’s traditional revenue and operating income metrics. We believe the annual strategic goals focus the management team on achieving objectives that support the Company’s transition from traditional consumer based markets to computer vision applications, while maintaining incentives to grow revenue in a profitable manner.

•

As a result of shareholder feedback, we revised the equity program for fiscal year 2020 to eliminate the inclusion of annual performance metrics, which we had previously included in fiscal years 2018 and 2019, and utilized only a three-year relative TSR metric. This structure has been retained for fiscal year 2021.

•	Revised our peer group for fiscal year 2020 to more closely align with the Company’s market cap, revenues, industry and growth profile.

These changes were initially disclosed in our 2019 proxy statement, which was prepared during our fiscal year 2020. In voting on the Say on Pay for our fiscal year 2019 executive compensation, our shareholders seemingly supported the changes, resulting in a Say on Pay vote at the 2019 Annual Meeting of approximately 93% in favor of the executive compensation program.

The compensation committee is committed to engaging with shareholders on executive compensation and corporate governance matters. We also conduct ongoing reviews of our corporate governance policies, practices and market trends.

Pay for Performance. The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of each of our NEOs’ compensation opportunity is based on variable pay in the form of performance-based bonuses and equity awards. As discussed above, our business has been undergoing a transition from our legacy consumer camera markets, such as wearable cameras and camera enabled drones, to AI-based CV applications for professional, automotive, and industrial and robotic applications. This multi-year effort has presented retention challenges. It is imperative to galvanize our employees and executives around the strategic initiatives during this transformation, which is critical to the Company’s future success and business direction. For fiscal year 2020, we implemented a new framework for our annual bonus program by incorporating short-term strategic objectives in addition to annual financial metrics. We also recognize that sustainable long-term growth is significant for shareholders and, as a result, for fiscal year 2020 the PRSUs granted to all NEOs are based upon a three-year total shareholder return metric.

The composition of the total annual compensation of our CEO for fiscal year 2020, as reported in the Summary Compensation Table further below, was as follows:

Corporate Governance Best Practices

What we do:	What we don’t do:

•  Link pay and performance by establishing corporate performance objectives under our fiscal year 2020 plan and granting a substantial portion of pay in the form of equity awards, including performance-based awards

•  Have stock ownership guidelines for our NEOs

•  Have a clawback policy for performance-based compensation paid to our NEOs

•  Have double-trigger change in control provisions in our NEO severance agreements

•  Have retained an independent compensation consultant to assist our compensation committee

•  Conduct annual “say-on-pay” advisory votes

•  Engage in discussions with shareholders regarding our executive compensation programs

✗   No employment agreements with NEOs other than standard change in control severance agreements

✗   No hedging or pledging of company stock by directors or NEOs

✗   No excessive perquisites to NEOs

✗   No “tax gross-ups”, except in case of legacy agreements with two company founders

Framework for Determining Executive Compensation

Overview

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals who are key to our growth and success, and rewarding individuals who help us achieve our business objectives. Our industry is characterized by high demand and intense competition for talent, including engineering personnel as well as management talent. The pool of qualified candidates is often limited, particularly in Silicon Valley, and we often compete for talent with companies much larger than us and our peer group of companies (described below). To support these objectives, we provide a competitive total compensation package to our executive officers that we believe achieves the following:

•	motivates and rewards highly-talented individuals whose skills, knowledge and performance are critical to our success;

•	links overall compensation to achieving corporate objectives set at the beginning of each year and to individual performance during the year;

•

creates long-term incentives for management to increase shareholder value by having a significant portion of compensation tied to our long-term success and, in particular, our total shareholder return over a three-year period; and

•	provides total compensation that is fair, reasonable and competitive.

Since our initial public offering in 2012, our executive compensation program continues to evolve. We have continued to make incremental changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, size, growth, and other factors. We have engaged an independent compensation consultant since our initial public offering, including for fiscal year 2020, which assists our compensation committee in determining executive compensation. Over the last few years, we have considered and used different types of equity awards to grant our NEOs, as we strive to establish a mix that continues to appropriately emphasize pay for performance, compensation that is competitive with the market, appropriate incentive to drive our business success and retain our key talent, and responsive to shareholder feedback.

Peer Companies

In setting executive compensation for fiscal year 2020, our compensation committee considered the compensation data gathered by Semler Brossy Consulting Group (“Semler Brossy”) for the Company’s peer group of companies, although it did not benchmark or otherwise target our compensation to any specific percentile or range with respect to our compensation peers. The peer group’s primary purpose is to inform on pay program design, relationship of pay and performance, and equity usage at companies with which the Company competes for customers and/or executive talent.

For fiscal year 2020, based on shareholder and proxy advisor feedback that we received, the compensation committee decided that the peer group should be revised to more closely align with the Company’s market cap, revenues, industry and growth profile. The peer group is formed among semiconductor companies with revenue that is 1/3 to 3 times the revenue of the Company. Based on Semler Brossy’s review of the group used in fiscal year 2019, six companies were removed for size and industry considerations, and one company was removed due to its acquisition. Six semiconductor companies, noted below, were added to ensure a robust comparator group and good industry fit.

Fiscal Year 2020 Peer Group

Alpha and Omega Semiconductor (new)	MaxLinear
Aquantia (new)	Monolithic Power Systems
CEVA (new)	NeoPhotonics (new)
DSP Group (new)	Power Integrations
Impinj (new)	Rambus
Inphi	Semtech
Lattice Semiconductor	Universal Display

The Role of the Compensation Committee and Board of Directors

The compensation committee is responsible for the executive compensation program for our executive officers. The compensation committee formally met five times during fiscal year 2020, to review and discuss matters related to compensation of our executive officers and senior management. Some of these meetings were held with members of management in attendance and some were held in closed session. Most of the meetings also included members of our compensation consultant (as described below). The compensation committee reports to the Board on its discussions and actions and, in some cases, recommends to the Board the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our compensation committee’s decisions regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent.

The Role of Management

Our CEO and Chief Financial Officer (“CFO”) typically make recommendations to our compensation committee, attend certain compensation committee meetings and are involved in the process for setting our executive officers’ compensation, provided that neither our CEO nor our CFO makes recommendations as to his own compensation or participates in compensation committee discussion of their own compensation. Our compensation committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our compensation committee reviews the recommendations and other data and makes recommendations to the Board as to each executive officer’s total compensation, as well as each individual compensation component.

The Role of the Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The reasonable fees for services rendered by the compensation consultant are paid by the Company. For fiscal year 2020, our compensation committee engaged Semler Brossy to provide compensation consulting services and Semler Brossy served at the discretion of compensation committee. Services provided by Semler Brossy included presenting market data and our compensation peer group companies (as described above) to the compensation committee; analyzing our NEOs’ salary, short-term incentive and equity incentive compensation in relation to market data; assisting the compensation committee with updating our equity incentive program to place greater emphasis on sustained long-term growth and to create incentive to achieve key strategic goals; assisting the compensation committee with a risk assessment; and attending compensation committee meetings as requested by the compensation committee. Semler Brossy provides no services to Ambarella other than those it provides to the compensation committee. The compensation committee assesses Semler Brossy’s independence annually under SEC and NASDAQ standards and has concluded that Semler Brossy was independent and that no conflict of interest exists as to its work.

Elements of Executive Compensation

The compensation of our NEOs consists of the following principal components:

•	base salary;

•	performance-based bonuses;

•	equity incentive awards; and

•	severance and change of control benefits.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, or between cash and equity compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis. Our Board, led by our compensation committee, generally conducts an annual review of our executive compensation, as well as the mix of components used to compensate our NEOs. In reviewing and setting the executive compensation for fiscal year 2020, our compensation committee and Board relied on its collective judgment, recommendations from Dr. Wang (for executives other than Dr. Wang), the relative pay among the management team members, and its assessment of each executive officer’s role, responsibilities and overall contribution to the business in determining the size and mix of compensation for each executive, and Semler Brossy’s analysis of executive pay practices of the Company’s compensation peers. Given our strong commitment to pay for performance, the large majority of each NEO’s target direct compensation (salary, annual bonus opportunity, and target equity awards) was variable and subject to the achievement of key performance objectives that are important for the growth and success of the Company.

Key changes in executive compensation for fiscal year 2020 include (additional details regarding these changes are provided in the sections that follow):

•	Increase of 3% in base salaries. Base salaries for our NEOs were increased 3% for fiscal year 2020, which was below the merit increase budget for our broader U.S. employee base.

•

Reduction in annual executive bonus pool target: The total size of the target pool available for executive bonuses was reduced 10% year-over-year in fiscal year 2020. This reduction followed an 18% reduction in the executive bonus pool target in fiscal year 2019 compared to the prior year.

•	Short-term strategic objectives added to bonus plan. Annual strategic objectives were added to the annual bonus plan, equally weighted with our traditional revenue and operating profit metrics.

•

No increase in CEO equity target. Our CEO’s target equity pay, the largest component of our compensation structure, was reduced by 15% beginning in fiscal year 2019. This reduced CEO equity target was retained for fiscal year 2020.

•	Removal of annual strategic objectives from PRSUs: The equity program for fiscal year 2020 was revised to eliminate annual performance metrics in favor of only a three-year relative TSR metric.

•	Modification of compensation peer group. For fiscal year 2020, the Company’s peer group was revised to more closely align with the Company’s market cap, revenues, industry and growth profile.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our NEOs for fulfilling their core job responsibilities. The base salaries of our NEOs are based primarily on role, the scope of their responsibilities, experience, performance and contributions, and our compensation committee’s understanding of compensation paid to similarly situated executives. None of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary.

Our executives did not receive salary increases from fiscal year 2012 to fiscal year 2018. Based upon market data that executive salaries were trailing behind market, the compensation committee approved increases to executive salaries, including a 3% increase for fiscal year 2020. The 3% increase in NEO salaries was below the increase for the Company’s general employee population, which averaged 3.5% for fiscal year 2020. The following table sets forth the annual base salary for each of our NEOs for fiscal year 2020:

Name	Year 2020 Base Salary	Change from Fiscal Year 2019
Fermi Wang	$367,700	3%
Leslie Kohn	$346,000	3%
Casey Eichler	$334,800	3%
Michael Chen(1)	$250,300	3%
Christopher Day	$265,000	3%

(1)	Mr. Chen’s salary is based in Taiwan and is paid in Taiwan in local currency.

Annual Performance-Based Bonuses

Our NEOs are eligible to receive bonuses under our annual bonus plan established at the beginning of the fiscal year. Annual bonuses are intended to motivate our executives to achieve, and reward our executives for achieving, important corporate financial and operational goals, as well as individual performance.

An annual bonus pool for employees and executives is established by the Board at the time the Company’s annual operating budget is approved by the Board. For fiscal year 2020, the target bonus pool for executive bonuses was reduced 10% year-over-year from fiscal year 2019.

In establishing the fiscal year 2020 annual bonus plan, the Board deemed it appropriate to link compensation to our actual financial and operational performance. In prior years, the bonus program was based upon two equally weighted performance metrics, which were (i) annual revenue and (ii) annual operating profit, before bonus accruals. The compensation committee and the Board determined it was important to also have bonuses based upon performance against strategic objectives important to the Company’s business transition. Accordingly, for fiscal year 2020, the bonus program was based upon three equally weighted performance metrics: (i) annual revenue, (ii) annual operating profit, before bonus accruals, and (iii) a set of five strategic objectives. Once achievement of these performance goals has been certified by the compensation committee, the target pool size is adjusted to between a threshold of 70% and a maximum of 200% based upon the level of achievement. The pool is then distributed to individual executives as determined by the Board, with input from the CEO, based on factors such as historical allocation, the executive’s role and individual contribution to the Company’s financial results and strategic objectives.

Performance Metric Selection and Goal Setting.

In discussing our executive compensation program with shareholders during our fiscal year 2019, we heard that the annual strategic performance goals previously used in our PRSUs were better suited for an annual compensation program rather than in our long-term equity program. Accordingly, for fiscal year 2020 we included annual strategic performance goals in our fiscal year 2020 annual bonus plan to incentivize our management team to successfully accomplish short term strategic objectives that we believe will create long term value. We maintained the revenue and operating profit metrics in the program as we believe it is important to maintain focus on overall growth of the business and to ensure that revenue generation is balanced with efforts in achieving profitable growth. For fiscal year 2020, the three metrics were weighted equally.

These performance objectives were chosen because the compensation committee and Board believe that these are important financial metrics that reflect our performance as a growing company. While revenue remained an important focus for the Company’s overall business success, the operating profit goal also was important to ensure that the pursuit of revenue was balanced with efforts in achieving profitable margins and the management of expenses. The operating profit goal is a non-GAAP measure and refers to our GAAP operating income less the impact of stock-based compensation and the associated tax impact and excluding bonus accruals. The strategic goals are a non-GAAP measure consisting of five short-term strategic objectives significant to the Company’s transition from traditional image and video processors to CV solutions for a broader range of markets, including advanced automotive cameras and industrial and robotics applications.

For fiscal year 2020, we set a revenue target of $205.5 million and an operating profit target of $2.3 million. In setting these targets, the compensation committee and Board considered our then-current operating plan for fiscal year 2020, then-current forecasts and projections, as well as prevailing industry conditions. The compensation committee acknowledged these represented lower targets from the prior fiscal year, but intended that the difficulty of attaining the goals would be relatively consistent with prior years and would require strong operational performance. At the time of the compensation committee’s goal setting, the Company continued to be in the midst of its transition from its traditional specialized consumer camera markets, such as wearable sports cameras and drones, to new markets focused on CV applications, but was unlikely to generate significant revenue from its new CV solutions until late in fiscal year 2020. More significantly, there was substantial concern of disruption among our large China IP security camera customers due to geopolitical and trade factors. The John S. McCain National Defense Authorization Act for Fiscal Year 2019 was anticipated to negatively impact the ability of two large Chinese IP security camera customers to sell products into the U.S. market, which could decrease those customers’ demand for the Company’s solutions. There was also concern that the brewing trade dispute between the US and China could impact demand for the Company’s solutions in China.

In light of these factors, the primary challenges for fiscal year 2020 also included growing revenue in IP security camera markets outside of China, as well as in the automotive market, while continuing to invest substantially in research and development of the Company’s CV technology without significantly sacrificing profitability. For the fiscal year 2020 annual bonus plan, the five strategic objectives related to the long-term success of the Company’s business transition and were as follows:

•	Development of our CV22FS SoC, our first ASIL-B solution for safety critical automotive applications such as ADAS applications;

•	Reaching production status with multiple customers in the professional IP security camera market with the Company’s new CV solutions;

•	Securing design wins for next generation home security and monitoring cameras using the Company’s new CV solutions;

•	Securing design wins for an automotive OEM ADAS or Level2+ autonomous application; and

•	Research and development milestones in autonomous driving applications.

Target achievement of the performance goals of $205.5 million in revenue, $2.3 million in operating profit before bonus accruals and achievement of 3 “points” worth of strategic goals, would result in 100% of the approved bonus pool becoming funded and available for payment to executives. Maximum achievement of the performance goals at $246.7 million in revenue, $17.3 million in operating profit before bonus accruals, and achievement of five points worth of strategic goals would result in 200% of the bonus pool becoming funded and payable. Threshold performance at $199.4 million in revenue, -$0.7 million in operating profit before bonus, and achievement of 0.5 points of performance goals would result in 70% of approved bonus pool being funded. Failure to achieve threshold performance of any specific metric would result in no payout for that portion of the bonus pool, and failure to achieve threshold performance on all metrics would result in none of the bonus pool becoming payable. Payouts between performance targets is based on a linear interpolation. Under our fiscal year 2020 annual bonus plan, our compensation committee and board of directors had the discretion to reduce, eliminate or increase the size of the bonus pool and the individual bonuses. No discretionary adjustments were made to the bonus pool for fiscal year 2020.

Fiscal Year 2020 Annual Bonus Metric Weighting

Fiscal Year 2020 Performance.

For fiscal year 2020, we exceeded targets of each of the three metrics, resulting in funding of the bonus pool at a level of 161% of target. The higher than target revenue was primarily attributable to higher revenue from the home security and monitoring portion of the IP security camera market, primarily in the North America region, and the sports camera market. In the professional IP security camera market, despite increased adoption of our CV solutions, lower demand from one of our largest China customers and customers in other regions resulted in a net revenue decrease in fiscal year 2020. The higher than target operating profit was primarily due to the increased revenue, along with control over operating costs. For fiscal year 2020, we generated cash flows from operating activities of $39.4 million, as compared to $24.5 million in fiscal year 2019. We achieved or partially achieved 4 of the 5 strategic objectives, including: development of our CV22FS SoC, reaching production status with CV solutions with customers in the professional IP security camera market, securing design wins for next generation home security and monitoring cameras using our new CV solutions; and research and development milestones in autonomous driving applications.

Metric	Weight	Target Performance Goal	Actual Results	Payout Factor (% of Target)
Revenue	33 1/3%	$205.5M	$228.7	157.0%
Operating Profit	33 1/3%	$2.30M	$19.59	189.0%
Strategic Goals	33 1/3%	3.0 points	3.75 points	137.5%
Total	100%			161.0%

As mentioned above, no discretionary adjustments were made to the bonus pool for fiscal year 2020. The compensation committee, in making its recommendation to the Board, considered whether a downward adjustment would be appropriate in light of the lower metric targets set for fiscal year 2020. The compensation committee determined that in light of a number of factors, including the market’s reaction to the Company’s fiscal year 2020 revenue and operating income, based in terms of shareholder return, as well as the strategic progress made by the Company in gaining traction for its CV products, no adjustment would be made.

Individual Bonus Opportunity.

Typically, actual allocation of the bonus pool to individual executive officers, including our NEOs, is made by the Board (with the recommendation of the compensation committee) at the conclusion of the fiscal year. This allocation is generally based on historical allocation, the executive’s individual contribution to the Company’s financial and operational results and with a focus on executive retention in light of prevailing market conditions in our industry, and taking into consideration Dr. Wang’s recommendations for NEOs other than himself. For fiscal year 2020, our NEOs received the following bonuses:

Name	Fiscal Year 2020 Bonus	Fiscal Year 2019 Bonus	Fiscal Year 2020 Share of Bonus Pool
Fermi Wang	$479,200	$0	22.3%
Leslie Kohn	$336,302	$0	15.6%
Casey Eichler	$242,102	$0	11.3%
Michael Chen	$125,071	$0	5.8%
Christopher Day	$111,026	$0	5.2%
Other Executives (Not NEOs)			39.8%

The bonus awards were paid out to NEOs and other high- and mid-level employees in March 2020 in the form of fully-vested stock awards.

Equity Incentive Awards

Equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to offer both retention incentives and long-term performance, through equity awards with a mix of time-based and performance-based vesting. We continue to believe that shared financial success in long-term incentives motivates our executive officers to grow revenue and earnings, enhance shareholder value and more closely align the interests of our shareholders and executives. In general, equity awards are made on a quarterly basis on the second business day following the Company’s quarterly earnings release.

Long-Term Incentive Design.

As part of our holistic review of compensation programs in fiscal year 2017 we updated our annual equity grant structure, which was used for fiscal years 2018 and 2019. The primary design change was the introduction of PRSUs into our equity program. This change in design was intended to further focus executive officers on sustained long-term growth in the coming years and to create a significant incentive to achieve key strategic priorities that the compensation committee and Board believed were critical to the Company’s transition from its legacy consumer camera markets to computer vision applications. Under the original design, 50% of equity awards for the CEO (and 30% for other NEOs) was granted as performance-based restricted stock units (PRSUs) and the remainder was granted as restricted stock units subject to time-based vesting over multiple years. For fiscal year 2020, all NEOs received 50% of the equity awards as PRSUs and 50% as time-based vesting RSUs. This mix balanced our emphasis on tying our long-term financial performance and shareholder value creation to the executive officers’ financial gain, with our need to effectively retain our key talent.

For fiscal year 2020, the Board, upon recommendation of the compensation committee, established a target equity award pool, which included both time-based and performance-based restricted stock units, for our NEOs and other executives. Equity award grants were then allocated to individual executives based upon a number of factors, including individual performance, retention needs, historical allocations and competitive market data. The target total equity award for our CEO did not increase from the reduced level implemented in fiscal year 2019. The individual RSU and PRSU grants for our NEOs for fiscal year 2020 were as follows:

Name	Time-based RSUs (#)	Value of Time-based RSUs ($)	PRSUs (at Target) (#)	Value of PRSUs (at Target) ($)
Fermi Wang	42,873	1,806,239	42,873	2,457,052
Leslie Kohn	35,604	1,499,997	35,604	2,040,465
Casey Eichler	14,242	600,015	14,242	816,209
Michael Chen	8,492	357,768	8,492	486,677
Christopher Day	8,011	337,503	8,011	459,110

The number of PRSUs granted was determined in the same method as the time-based RSUs, by dividing the target dollar amount by the fair market value of an ordinary share on the date of grant. The grant date fair value of the RSUs for accounting purposes was determined by multiplying the number of shares subject to the RSU by the closing price of our ordinary shares on the date of grant and is reflected above and in the Summary Compensation and Grants of Plan-Based Awards tables below. The grant date fair value of the PRSUs for accounting purposes was determined using a Monte Carlo analysis, and is the value reflected above and in the Summary Compensation and Grants of Plan-Based Awards tables below.

Time-Based Restricted Stock Unit Design Detail.

One-half of equity awards was granted as restricted stock units subject to time-based vesting. These annual restricted stock units granted to our NEOs vest in equal quarterly installments over the three years following grant, subject to continued service of the executive.

Performance-Based Restricted Stock Unit Program Design.

Prior to fiscal year 2020, our performance-based equity awards included two types of performance metrics: one metric tied to annual strategic objectives and one metric tied to the Company’s three-year total shareholder return (TSR). Feedback received from shareholders emphasized that annual performance goals were not appropriate for long term equity programs. In direct response to the shareholder feedback that informed our compensation committee’s decisions for fiscal year 2020, the Company removed the one-year strategic performance goals form its PRSUs and utilized only a three-year TSR metric under which the Company’s total shareholder return is measured against the median company in the Philadelphia Semiconductor Index for the period from February 1, 2019 through January 31, 2022. As structured, 100% of the target number of PRSUs granted for fiscal 2020 each NEO is scheduled to vest subject to the executive’s continued service through March 15, 2022, with the number of PRSUs vesting subject to increase or decrease of up to 100% of the target number of PRSUs based on performance against the TSR metric. As a result, a minimum of 0 shares under each PRSU may vest, and a maximum of 200% of the target number of PRSUs may vest, based on relative TSR performance during the performance period. As equity is the largest component of our NEO’s compensation, we believe this change, along with the change to make all NEOs 50%/50%, further focuses our management team on long-term value creation for further alignment with shareholder interests. This revised structure was retained for the equity awards made to our NEOs for fiscal year 2021.

Severance and Change of Control Benefits

Employment of our executive officers is “at will.” Prior to our initial public offering, we entered into severance and change of control agreements with Dr. Wang and Messrs. Kohn and Day, pursuant to which they are entitled to receive compensation and other benefits in connection with certain terminations of employment and terminations of employment in connection with a change of control event. Following his hiring, we entered into a change of control agreement with Mr. Eichler in substantially the same form as Dr. Wang’s and Mr. Kohn’s agreement, except without a tax “gross-up” provision.

Our goal in providing certain severance and change of control benefits is to offer sufficient cash continuity protection such that the executive will focus his full time and attention on the requirements of our business rather than the potential implications for his respective position. We prefer to have certainty and internal parity regarding the potential severance amounts payable to our NEOs under certain circumstances, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions are appropriate because they will encourage our NEOs to stay focused in such circumstances, rather than the potential implications for them.

These agreements are described in more detail below under “Employment, Severance and Change of Control Arrangements.”

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Each NEO is eligible to participate in all of our employee benefit plans generally applicable to employees on a broad basis in the country in which the executive is located. Our U.S.-based NEOs are eligible to participate in our U.S.-based employee benefits plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees.

We do not offer excessive perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Anti-hedging and Anti-pledging

Under our insider trading policy, all of our independent directors and executive officers, including all of our NEOs, are prohibited from any hedging or similar transactions designed to decrease the risks associated with holding our securities. In addition, our NEOs may not pledge our securities as collateral for loans.

Stock Ownership Guidelines

We have established stock ownership guidelines applicable to our NEOs and non-employee directors. The guidelines promote share ownership by requiring NEOs and non-employee directors to attain and maintain a minimum share ownership level equal to a multiple of his or her base salary or annual cash retainer. The required ownership levels under the guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Executive Officers	3x Annual Base Salary
Non-Employee Director	5x Annual Cash Retainer

Should any NEO or non-employee director not satisfy the stock ownership guidelines (as described above) such NEO or non-employee director must retain at least 50% of any net shares derived from vested restricted stock or restricted stock units, exercised stock options or stock purchase plan holdings until his or her guideline is met. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. As of January 31, 2020, all of our NEOs and non-employee directors satisfy their equity ownership requirements.

Clawback Policy

Our Board has adopted an Executive Compensation Clawback Policy. Under the policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from current or former NEOs who participated in the misconduct of an amount corresponding to any performance-based compensation (including any annual bonus or equity-based awards) that the Company determines would not have been granted, vested or paid had the Company’s results as originally reported been equal to the Company’s results as subsequently restated. The policy applies to incentive compensation granted for fiscal years commencing after January 31, 2017.

Accounting and Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO, CFO and certain other executives. While the Board and our compensation committee generally consider the financial accounting and tax implications of compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. To maintain flexibility in compensating our executive officers in a manner designed to achieve our corporate objectives, the Board and compensation committee do not require that all compensation be deductible.

We account for equity compensation paid to our employees under applicable accounting guidance for stock-based compensation arrangements, which requires us to estimate and record an expense over the service period of the award. Accordingly, stock-based compensation cost is measured and recorded at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period.

Compensation Risk Assessment

Our compensation committee assesses and considers potential risks when considering and approving the compensation programs for our executive officers and employees. Based upon this assessment, we believe our compensation programs are structured in a manner that does not create risks reasonably likely to have a material adverse effect on us in the future. Our compensation committee retains oversight of all compensation decisions relating to our executive officers. Our compensation programs are designed with features to address potential risks while rewarding employees and executives for achieving financial and corporate objectives. The primary component of executive incentive compensation is equity awards with multiple-year vesting, which are intended to encourage long-term growth and appreciation in the value of our business and reduce the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of long term Company performance and results. In addition, the total amount of performance-based cash incentives is capped. Moreover, we do not offer excessive perquisites.

COMPENSATION COMMITTEE REPORT2

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Ambarella’s management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ambarella’s Proxy Statement.

D. Jeffrey Richardson (Chairman)

Hsiao-Wuen Hon

Chenming C. Hu

Teresa H. Meng

[2]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Ambarella under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than Ambarella’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for Fiscal Year 2020

The following table summarizes the compensation that we paid or was earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers during the 2020 fiscal year ended January 31, 2020. We refer to these executive officers in this proxy statement as our “named executive officers” (or “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Feng Ming (Fermi) Wang,	2020	367,700	—	4,263,291	479,200	—	5,110,191
Chairman of the Board of Directors, President and Chief Executive Officer	2019 2018	357,000 340,000	— —	3,738,780 4,564,044	0 160,000	— —	4,095,780 5,064,044

Leslie Kohn	2020	346,000	—	3,540,462	336,302	8,000	4,230,764
Chief Technology Officer and Director	2019 2018	338,000 320,000	— —	3,062,899 2,129,266	0 160,000	4,000 13,500	3,414,899 2,622,766

Kevin C. (Casey) Eichler	2020	334,800	—	1,416,224	242,102	—	1,993,126
Chief Financial Officer(5)	2019	158,958	385,366	3,811,000	0	—	4,355,324

Yun-Lung (Michael) Chen	2020	250,300	—	844,445	125,071	—	1,219,816
Vice President, Business Development(6)	2019 2018	243,075 232,350	— —	969,891 757,422	0 80,000	— —	1,212,966 1,069,772

Christopher Day	2020	265,000	—	796,613	111,026	8,000	1,180,639
Vice President, Marketing and Business Development	2019 2018	257,250 245,000	— —	918,860 714,527	0 80,000	3,000 2,000	1,179,110 1,041,527

(1)

The dollar amounts in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for equity awards granted during the fiscal years ended January 31, 2020, 2019 and 2018. Stock option awards are valued using the Black Scholes option valuation model and the assumptions outlined in Note 11 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2020, as filed with the SEC on March 27, 2020.

(2)

The dollar amounts in this column include aggregate grant date fair values of the PRSUs granted in fiscal year 2020, calculated pursuant to FASB ASC 718. The grant date fair values of the PRSUs were calculated based on the application of a Monte Carlo simulation model to determine the probable outcomes of the market-based performance conditions. The grant date fair values of the PRSUs do not correspond to the actual values that may be recognized by the holders of these awards, which may be higher or lower based on a number of factors, including Ambarella’s performance, the performance of the companies included in the Philadelphia Semiconductor Index, and the satisfaction of applicable time-based vesting conditions. Since certain vesting conditions related to the PRSUs are considered market conditions and not performance conditions pursuant to FASB ASC 718, maximum grant date fair values are not provided in this column. The vesting conditions and other terms of the PRSUs are discussed in more detail in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2020” and “Outstanding Equity Awards at 2020 Fiscal Year End” and in “Compensation Discussion and Analysis.”

The table below sets forth the maximum grant date fair values of the PRSUs granted to Ambarella’s NEOs in fiscal year 2020 assuming all performance conditions are achieved at maximum levels and based upon the fair market value of the awards on the date of grant:

Name	Shares	PRSU Awards Per Share ($)	Maximum Aggregate Value ($)
Fermi Wang	85,746	42.13	3,612,479
Leslie Kohn	71,208	42.13	2,999,993
Casey Eichler	28,484	42.13	1,200,031
Michael Chen	16,984	42.13	715,536
Christopher Day	16,022	42.13	675,007

(3)	Reflects performance-based bonuses paid to our executive officers for performance for the fiscal years ended January 31, 2020, 2019 and 2018.
(4)	Reflects payments made under our patent incentive program.
(5)	Mr. Eichler joined the Company in August 2018 as Chief Financial Officer. His annual base salary for fiscal year 2019 was $325,000.
(6)	Mr. Chen is based in Taiwan and paid in Taiwan local currency.

Grants of Plan-Based Awards for Fiscal Year 2020

The following table shows, for each of the NEOs, certain information concerning all plan-based awards made in fiscal year ended January 31, 2020. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Fermi Wang		0	337,500	675,000
	3/7/2019				0	42,873	85,746		2,457,052
	3/7/2019							42,873	1,806,239

Leslie Kohn		0	230,000	460,000
	3/7/2019				0	35,604	71,208		2,040,465
	3/7/2019							35,604	1,499,997

Casey Eichler			202,500	405,000
	3/7/2019					14,242	28,484		816,209

	3/7/2019							14,242	600,015
Michael Chen		0	108,000	216,000
	3/7/2019				0	8,492	16,984		486,677

	3/7/2019							8,492	357,768
Christopher Day		0	108,000	216,000
	3/7/2019				0	8,011	16,022		459,110
	3/7/2019							8,011	337,503

(1)

Our non-equity incentive plan awards, and how they were determined, are based upon a structure that includes some discretion as to amounts paid to each NEO, as discussed above in the “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the fiscal year 2020 annual bonus plan assuming each NEO received the average percentage of the bonus pool that was awarded to the individual for the most recent fiscal years in which bonuses were awarded to our NEOs. No amounts are earned for failure to achieve any of the threshold revenue, operating profit before bonus or strategic objectives goals. The actual percentage of the bonus pool allocated to each individual is determined following completion of the fiscal year based on a variety of factors, including historical allocation, the executive’s individual contributions and retention considerations, as well as taking into consideration the CEO’s recommendations. The actual allocation of bonuses paid to our NEOs for fiscal year 2020 is reflected in the “Summary Compensation Table” above and in the “Compensation Discussion and Analysis.”
(2)

The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PRSUs) granted on March 7, 2019, under our 2012 Equity Incentive Plan. These awards have both “performance” and “continued service” conditions that must be met in order for the executive to receive the shares. Pursuant to the time-based vesting requirements, the target number of shares underlying the equity awards is scheduled to vest on March 15, 2022, subject to continued service through the scheduled vesting date and subject to increase or decrease by 100% of target based on attainment of specified levels of the Company’s total stockholder return (TSR) over the three-year period ending January 31, 2022. The “maximum” level represents the best case TSR performance scenario.

(3)	Represents restricted stock unit grants vesting quarterly over a period of three years, subject to continued service through the applicable vesting dates.
(4)

The dollar amounts in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested During Fiscal Year 2020

The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of restricted stock unit grants by the NEOs during fiscal year 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Fermi Wang	111,110	5,674,884	49,216	2,487,855
Leslie Kohn	—	—	42,302	2,168,987
Casey Eichler	—	—	34,810	2,157,687
Michael Chen	2,037	76,225	13,734	701,199
Christopher Day	1,000	23,915	12,687	648,020

(1)	The value realized on exercise is calculated as the difference between the market price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our NEOs at the end of fiscal year 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Fermi Wang	66,666	—		$8.82	11/02/2020
	44,444	—		$8.82	8/29/2021
	36,000	—		$38.92	9/7/2024
	50,000	—		$41.36	3/06/2026
						39,437	(3)	$2,332,304
						41,667	(4)	$2,464,186
						20,834	(5)	$1,232,123
						42,873	(6)	$2,535,509
						32,155	(7)	$1,901,647

Leslie Kohn	4,445	—		$8.82	8/29/2021
	20,400	—		$38.92	9/7/2024
						11,199	(3)	$662,309
						20,761	(4)	$1,227,806
						24,222	(5)	$1,432,489
						35,604	(6)	$2,105,621
						26,703	(7)	$1,579,215
Casey Eichler	7,083	12,917	(8)	$38.11	9/3/2028
						68,750	(9)	$4,065,875
						14,242	(6)	$842,272
						10,682	(7)	$631,733
Michael Chen	5,555	—		$8.82	11/02/2020
	8,289	—		$8.82	8/29/2021
	5,241	—		$9.99	7/9/2022
	5,963	—		$38.92	9/7/2024
						3,984	(3)	$235,614
						6,574	(4)	$388,786
						7,670	(5)	$453,604
						8,492	(6)	$502,217
						6,369	(7)	$376,663

Christopher Day	2,300	—		$38.92	9/7/2024
						3,758	(3)	$222,248
						6,228	(4)	$368,324
						7,267	(5)	$429,770
						8,011	(6)	$473,771
						6,009	(7)	$355,372

(1)

Vesting of each equity award pursuant to the vesting schedules described in the footnotes to the above table is contingent upon the executive officer’s continued service to the Company through the applicable vesting dates.

(2)

The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our ordinary shares on the NASDAQ Global Market on January 31, 2020, which was $59.14, and the number of shares subject to the applicable stock option or restricted stock unit award.

(3)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, 100% of this portion of the award was scheduled to vest on March 15, 2020, subject to continued service requirements. The number of shares eligible to vest on

March 15, 2020 could be increased or decreased by 25%, or remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2020. The number of shares that vested on March 15, 2020 was decreased by 25%.
(4)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, 200% of this award is scheduled to vest on March 15, 2021, subject to continued service requirements. The number of shares eligible to vest on March 15, 2021 may be increased or decreased by 25%, or may remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2021.

(5)	The shares subject to the restricted stock unit award vest over a three-year period commencing on June 15, 2018, with 1/12 of the shares vesting on a quarterly basis.
(6)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2022, subject to continued service requirements. The number of shares eligible to vest on March 15, 2022 may be increased or decreased by 100%, or may remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2022.

(7)	The shares subject to the restricted stock unit award vest over a three-year period commencing on March 15, 2019, with 1/12 of the shares vesting on a quarterly basis.
(8)

The shares subject to the stock option vest over a four- year period commencing on August 6, 2018, with 1/4 of the shares vesting on August 6, 2019 and the remainder vesting ratably over the remaining 36 months.

(9)

The shares subject to the restricted stock unit award vest over a four-year period commencing on September 15, 2018, with 1/4 of the shares vesting on September 15, 2019 and the remainder vesting ratably over the remaining 12 quarters.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.

Potential Payments upon Termination or Change in Control

Severance Arrangements

We have entered into change of control and severance agreements with Dr. Wang and Messrs. Eichler, Kohn and Day. Pursuant to such agreements, upon a termination of such NEO by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such NEO is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% (Dr. Wang and Messrs. Eichler and Kohn) or 50% (Mr. Day) of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of twelve months (Dr. Wang and Messrs. Eichler and Kohn) or six months (Mr. Day) of vesting of outstanding options and restricted stock unit (“RSU”) awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months (Dr. Wang and Messrs. Eichler and Kohn) or six months (Mr. Day) after the date of termination.

Change of Control Arrangements

Pursuant to the change of control and severance agreements, upon a termination of the NEO by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our NEOs are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of vesting of 100% (Dr. Wang and Messrs. Eichler and Kohn) or 50% (Mr. Day) of outstanding options and RSU awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

Severance Upon Death or Disability

Pursuant to the change of control and severance agreements, if the NEO terminates due to the NEO’s death or disability (as defined in the agreements) subject to the execution of a general release of claims, such NEO is entitled to payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary. With respect to Mr. Day only, this amount is reduced to 50% of his then-current annual base salary if such termination occurs more than three months before or twelve months following a change of control.

In addition to the foregoing benefits, Dr. Wang and Mr. Kohn also would receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Code, with the amount of such gross-up payment equal to the amount of excise tax. No other executive would receive a gross-up payment. In the event that the severance and other benefits payable to Messrs. Eichler and Day constitute “parachute payments” under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such executive’s benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the change of control and severance agreements above, the term “cause” generally means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the Board, as reasonably determined by the Board (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency, the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” generally means the occurrence of any of the following events: (i) any person acquires ownership of our securities representing more than 50% of the total voting power of our stock (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period; (iii) the consummation of our merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” generally means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days following the expiration of the cure period described below, after the occurrence of any of the following without the NEO’s written consent: (i) a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a reduction by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that is more than 30 miles from his then-current location unless such relocation does not increase his commuting distance; (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control unless certain equitable arrangements embodied in an ongoing substitute or alternative plan have been made; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, title or reporting structure, provided that a material diminution in the executive officer’s title or reporting structure solely by virtue of the Company being acquired and made part of a larger entity will not by itself be sufficient to constitute good reason. In all cases, the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

Performance-Based Restricted Stock Units

In the event of our change in control, as defined in our 2012 Equity Incentive Plan, the three-year relative total shareholder return (or TSR) goal under the PRSUs would be treated as follows. If TSR has not yet been measured, then our relative TSR performance will be measured in connection with the change in control by basing our TSR performance on the merger consideration payable with respect to Company shares in connection with the change in control, and the TSR measurement period would be shortened to reflect earlier measurement as a result of the change in control. To the extent that the actual relative TSR performance would increase the number of shares underlying the PRSUs that can vest, the adjustment will be applied to the PRSUs. However, no adjustment would be made to reduce the number of shares underlying the PRSUs that can vest as a result of actual relative TSR performance. Any shares that do not become eligible to vest based on the above treatment of the performance objectives would be forfeited at the change in control, and the shares underlying the PRSUs that have become eligible to vest will be scheduled to vest on the fifteenth day of each of June, September, December and March through the first March 15th following the end of the TSR measurement period, with the first scheduled vesting date occurring on the first June 15th following the date of grant, in equal installments, subject to the executive’s continued service through the applicable vesting dates. Further, the portion of the PRSUs that have become eligible to vest that are outstanding as of the change in control will be treated in accordance with the terms of our 2012 Equity Incentive Plan and any change of control and severance agreement then in effect.

If on or after the last day of fiscal year 2020 but before the end of the TSR measurement period, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or, if he resigns for good reason (as defined in the change of control and severance agreement), and he otherwise satisfies the other requirements under the change of control and severance agreement for the payment of other severance benefits to him, then a prorated number of shares underlying the award will accelerate vesting, with respect to the portion of the award eligible to vest based on the extent to which any performance goals have been met on or before the employment termination but during the performance period (and as adjusted by the relative TSR performance if the TSR measurement period had concluded by the employment termination date). The proration generally is determined by measuring the number of shares under the award that would have vested through the last day of the NEO’s employment with us, had the award been scheduled to vest in equal, quarterly installments through the final vesting date, with a first vesting date of the first June 15th following the date of grant.

If on or after a change in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or if he resigns for good reason (as defined in the change of control and severance agreement), the PRSU award will be eligible for the vesting acceleration under the NEO’s change of control and severance agreement then in effect (as described further above). Otherwise, the terms of the PRSU award agreement generally supersede the vesting acceleration benefits under the NEO’s change of control and severance agreement.

For purposes of the PRSU awards above, “change in control,” as defined in our 2012 Equity Incentive Plan generally means the occurrence of any of the following events: (i) any person acquires ownership of more than 50% of the total voting power of our stock (except that acquisition of additional stock by a person already considered to own more than 50% of the voting power of our stock will not be considered a change in control); (ii) a change in our effective control that occurs when a majority of members of our Board is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election; or (iii) a change in ownership of a substantial portion of our assets that occurs when a person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period (subject to certain exceptions, such as the transfer of our assets to our stockholders in exchange for or with respect to our stock).

Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of a termination of employment qualifying for severance benefits or upon a change of control, assuming that each NEO’s termination of employment with our Company occurred on January 31, 2020, or in the event that a qualifying termination of employment in connection with a change of control of our Company occurred on

January 31, 2020, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Fermi Wang
Cash Severance Attributable to Salary	$367,700	$367,700
Cash Severance Attributable to Bonus	337,500	337,500
Acceleration of Stock Options (1)	—	—
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	4,110,565	10,465,769
Continued Health Benefits (3)	40,317	40,317

Total	$4,856,082	$11,211,286

Leslie Kohn
Cash Severance Attributable to Salary	$346,000	$346,000
Cash Severance Attributable to Bonus	230,000	230,000
Acceleration of Stock Options (1)	—	—
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	2,988,758	7,007,439
Continued Health Benefits (3)	28,195	28,195

Total	$3,592,953	$7,611,635

Casey Eichler
Cash Severance Attributable to Salary	$334,800	$334,800
Cash Severance Attributable to Bonus	202,500	202,500
Acceleration of Stock Options (1)	295,700	763,911
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	2,040,015	5,539,880
Continued Health Benefits (3)	27,679	27,679

Total	$2,900,694	$6,868,770

Christopher Day
Cash Severance Attributable to Salary	$132,500	$265,000
Cash Severance Attributable to Bonus	108,000	108,000
Acceleration of Stock Options (1)	—	—
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	399,599	1,455,179
Continued Health Benefits (3)	20,159	40,317

Total	$660,258	$1,868,496

(1)

The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of an ordinary share on January 31, 2020, which was $59.14, and the per share exercise price of the unvested shares subject to acceleration.

(2)

The value of accelerated RSUs, PRSUs and restricted stock awards was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of an ordinary share on January 31, 2020, which was $59.14.

(3)

Represents the aggregate premium payments that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2020) for the period available to the executive.

PAY RATIO DISCLOSURE

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. As discussed above in the “Compensation Discussion and Analysis,” we are engaged in a very competitive industry, and our success depends on our ability to attract, motivate and retain highly qualified, talented and creative employees. Consistent with our executive compensation program, our global compensation program is designed to be competitive in terms of both the position and the geographic location in which an employee is located. Accordingly, our pay structures vary among our employees based on position and geographic location, with significant consideration given to local competitive market practices. We believe our compensation philosophy and process yield an equitable result for all of our employees.

As of January 31, 2020, the end of our fiscal year 2020, we had a total of approximately 761 employees, of which approximately 23% of our employees were located in the U.S., primarily in Santa Clara, California, and 77% were located outside of the U.S., primarily in China and Taiwan. There were no changes in our employee compensation or employee population in fiscal year 2020 as compared to fiscal years 2018 and 2019 that would significantly affect the pay ratio.

Pay Ratio

During fiscal year 2020, the principal executive officer of Ambarella was our Chief Executive Officer, Dr. Feng-Ming (Fermi) Wang. For fiscal year 2020, the annual total compensation for Dr. Wang was $5,110,191, as disclosed under the Summary Compensation Table above, and the annual total compensation for our median employee was $107,103, calculated using the same methodology as applied for Dr. Wang in the Summary Compensation Table above, resulting in an estimated pay ratio of 48:1.

Identification of Median Employee

Consistent with SEC rules, the fiscal year 2020 CEO to median employee pay ratio was calculated using the median employee identified in fiscal year 2018. For purposes of identifying the median employee for fiscal year 2018, we considered the aggregate of all the following compensation elements for each of our employees, as compiled from our internal records as of January 16, 2018:

•	an estimate of the annual base salary or wages for fiscal year 2018

•	bonuses or other cash incentives paid in fiscal year 2018

•	the grant date fair value of equity awards granted in fiscal year 2018

We selected the above compensation elements because they represent Ambarella’s principal broad-based compensation elements. For purposes of identifying the median employee, any compensation paid in foreign currencies was converted to U.S. dollars based on the average of the monthly exchange rates for the twelve-month period ended January 16, 2018. In identifying the median employee, we did not make any cost-of-living adjustments or exclude any foreign jurisdictions in accordance with Item 402(u) of Regulation S-K. There were no material changes in our employee compensation or employee population in fiscal year 2020 as compared to fiscal year 2018 that would significantly affect the pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to utilize different methodologies and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2004 Stock Plan (1)	359,825	(4)	$8.91		0
2012 Equity Incentive Plan (2)	3,382,090	(5)	$44.24		2,303,193
2012 Employee Stock Purchase Plan (3)	—		$—		1,833,574
Equity compensation plans not approved by security holders	—		$—		—
TOTAL:	3,741,915		$32.93	(6)	4,136,767

(1)

Our Board of Directors adopted, and our shareholders approved, the 2004 Stock Plan, as amended, or 2004 Plan. The 2004 Plan was last amended on August 28, 2012. As a result of our initial public offering in October 2012 and the adoption of the 2012 Equity Incentive Plan at that time, we no longer grant awards under the 2004 Plan; however, all outstanding options issued pursuant to the 2004 Plan prior to our initial public offering continue to be governed by their existing terms. A total of 359,825 ordinary shares are reserved for issuance under the 2004 Plan pursuant to outstanding options.

(2)

Our Board of Directors adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. A total of 1,104,445 ordinary shares were initially authorized for issuance under the 2012 Plan. Shares reserved for issuance under the 2004 Plan that were not subject to outstanding awards at the completion of our initial public offering or which are subject to awards granted under the 2004 Plan and subsequently expire, terminate or are forfeited to us, are added to the 2012 Plan. In addition, the 2012 Plan provides that the number of ordinary shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 3,500,000 ordinary shares, (ii) four and one-half percent (4.5%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such lesser number of ordinary shares determined by the Board.

(3)

Our Board of Directors adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.

(4)	Consists of options to purchase 359,825 shares.
(5)	Consists of 2,617,266 shares granted as restricted stock units and options to purchase 764,824 shares.
(6)	The weighted average exercise price does not take into account outstanding restricted stock units or restricted stock awards, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 1, 2020 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Shareholders:
BlackRock, Inc. (2)	3,377,561	9.98%
The Vanguard Group (3)	2,916,078	8.62%

Named Executive Officers, Directors and Director Nominee:
Feng-Ming (Fermi) Wang (4)	682,753	2.00%
Leslie Kohn (5)	967,019	2.85%
Kevin C. (Casey) Eichler (6)	36,164	*
Yun-Lung (Michael) Chen (7)	59,558	*
Christopher Day (8)	12,029	*
Hsiao-Wuen Hon (9)	7,096	*
Chenming C. Hu (10)	37,736	*
Teresa H. Meng (11)	4,794	*
Christopher B. Paisley (12)	38,737	*
D. Jeffrey Richardson (13)	27,817	*
Elizabeth M. Schwarting (14)	—	—
Andrew W. Verhalen (15)	72,804	*

All executive officers, directors and director nominee as a group (12 persons) (16)	1,946,507	5.69%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and, in the case of principal shareholders, Schedules 13G filed with the SEC prior to March 1, 2020. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,843,158 of our ordinary shares outstanding on March 1, 2020. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of March 1, 2020 and restricted stock unit awards held by that person that are subject to release within 60 days of March 1, 2020 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Pursuant to a Schedule 13G filed with the SEC on January 10, 2020, BlackRock, Inc. reported that as of December 31, 2019 it had sole voting power over 3,178,912 shares and sole dispositive power over 3,377,561 shares, and that its principal address is 55 East 52nd Street, New York, NY 10055.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group reported that as of December 31, 2019 it had sole voting power over 44,667 shares, shared voting power over 6,522 shares, sole dispositive power over 2,868,820 shares, and shared dispositive power over 47,258 shares, and that its principal address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Includes (i) 197,110 shares that Dr. Wang has a right to acquire pursuant to outstanding options and (ii) 36,623 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2020.

(5)

Includes (i) 24,845 shares that Mr. Kohn has a right to acquire pursuant to outstanding options and (ii) 15,403 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2020.

(6)

Includes (i) 8,333 shares that Mr. Eichler has a right to acquire pursuant to outstanding options and (ii) 7,437 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2020.

(7)

Includes (i) 25,048 shares that Mr. Chen has a right to acquire pursuant to outstanding options and (ii) 4,973 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2020.

(8)

Includes (i) 2,300 shares that Mr. Day has a right to acquire pursuant to outstanding options and (ii) 4,698 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2020.

(9)	Includes 858 shares expected to be vested and delivered to Dr. Hon pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2020.
(10)

Includes (i) 6,667 shares that Dr. Hu has a right to acquire pursuant to outstanding options, and (ii) 858 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.

(11)	Includes 858 shares expected to be vested and delivered to Dr. Meng pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2020.
(12)

Includes (i) 13,777 shares that Mr. Paisley has a right to acquire pursuant to outstanding options, and (ii) 858 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2020.

(13)

Includes (i) 16,111 shares that Mr. Richardson has a right to acquire pursuant to outstanding options, and (ii) 858 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2020.

(14)	Ms. Schwarting, nominee for director, does not hold any shares or have the right to acquire any shares as of March 1, 2020.
(15)

Includes (i) 11,110 shares that Mr. Verhalen has a right to acquire pursuant to outstanding options, (ii) 858 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2020, and (iii) 1,700 shares held in family trusts.

(16)	Includes an aggregate 379,583 shares that our directors and executive officers have a right to acquire within 60 days of March 1, 2020 pursuant to outstanding options and restricted stock unit awards.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2019 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

Code of Conduct Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible, then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has delegated to the chair of the audit committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The audit committee may also review certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations in which the relevant person is not an executive officer or beneficial owner of more than 10%, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2021 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 24, 2020. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2021 Annual Meeting of Shareholders will be ineligible for presentation at the 2021 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s Annual Meeting of shareholders, which dates are December 24, 2020 and January 23, 2021, respectively, for the 2021 Annual Meeting of Shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding ordinary shares of Ambarella but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability for our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single copy of the Notice of Internet Availability as a result of householding, and you would like to have separate copies mailed to you or if you receive multiple copies and would like to receive a single copy, please submit a request to Corporate Secretary, Ambarella, Inc., 3101 Jay Street, Santa Clara, California 95054 or make a request by e-mail at ir@ambarella.com, and we will promptly send you what you have requested. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2020

The notice of annual meeting, proxy statement and annual report are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel and Secretary

April 23, 2020

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR each of the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01—Leslie Kohn For Withhold 02—D. Jeffrey Richardson For Withhold 03—Elizabeth M. Schwarting For Withhold 2. Ratification of PricewaterhouseCoopers LLP as Ambarella, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2021. For Against Abstain 3. Advisory vote to approve the compensation of Ambarella, Inc.’s named executive officers. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 460930 038ZAA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Ambarella, Inc. Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2020 Feng-Ming (Fermi) Wang, Kevin C. Eichler and Michael Morehead, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ambarella, Inc. to be held on June 4, 2020 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner as directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors as described on the reverse side. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)